Exhibit 99.2

American Eagle Outfitters, Inc.
December 2010

Recorded Sales Commentary dated January 6, 2011

Good morning and welcome to the American Eagle Outfitters December 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended January 1, 2011 decreased 6% to $499 million compared to $531 million for the five weeks ended January 2, 2010. Consolidated comparable store sales decreased 11%, compared to a 7% increase for the same period last year.

December sales were below our expectations and significantly lower than November trends, which were more encouraging. Unlike November, we did not experience traffic and sales increases during peak shopping periods. As a result, transactions declined in the high-single digits. AE men's comps decreased in the high-single digits and women's declined in the low teens. With the exception of men's and women's denim, most key holiday categories were well below plan. This led to additional promotional activity causing the average unit retail price to decline in the low-single digits. Units per transaction increased in the low-single digits, bringing our average transaction value up slightly to last year.

By contrast, our direct-to-consumer business performed well, increasing in the low-double digits driven by higher on-line traffic and an increased conversion rate.

Overall inventories were well-controlled throughout the quarter, and we are currently clearing through holiday merchandise. As a result, we expect to enter the spring season with inventories current and on-plan.

Based on December performance and a conservative view of January, we are lowering our fourth quarter earnings guidance to a range of $0.41 to $0.43 per share. This compares to earnings from continuing operations of $0.38 per share last year. Inventory management and controlled expenses helped to mitigate the downward pressure on earnings. Our previous fourth quarter earnings guidance was $0.43 to $0.46 per share.

Looking ahead, we will report January sales on Thursday, February 3rd and fourth quarter earnings will be released on Wednesday, March 9th.

Thanks for your continued interest in American Eagle Outfitters.